Exhibit 21.1

EVANS & SUTHERLAND COMPUTER CORPORATION

SUBSIDIARIES OF THE REGISTRANT

State or Other
Jurisdiction of
	Incorporation or	Names Under Which
Subsidiary Name	Organization	Each Subsidiary Does Business

Evans & Sutherland Graphics Corporation	Utah	Evans & Sutherland Graphics Corporation

Evans & Sutherland Computer Limited	United Kingdom	Evans & Sutherland Computer Limited

Spitz, Inc.	Delaware	Spitz, Inc.

Xionix Simulation, Inc.	Georgia	Xionix Simulation, Inc.

REALimage, Inc.	Delaware	REALimage, Inc.